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                                                                  Exhibit 10.10
                           LOAN AND SECURITY AGREEMENT

       THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of September 29, 1999, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and AMERICAN BANK NOTE HOLOGRAPHICS, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 399 Executive Boulevard, Elmsford, New York 10523.

       The parties agree as follows:

       1.     DEFINITIONS AND CONSTRUCTION.

              1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                     "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                     "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                     "Advances" has the meaning set forth in Section 2.1(a).

                     "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person . For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

                     "Agreement" has the meaning set forth in the preamble hereto.

                     "Authorized Person" means any officer or other employee of Borrower.

                     "Average Unused Portion of Maximum Revolving Amount" means, as of any date of determination, (a) the Maximum Revolving Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Term Loan that was outstanding during the immediately preceding month, plus (iii) the average Daily Balance of the Capital Expenditure Loan that was outstanding during the immediately preceding month.

                     "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute.
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                     "Benefit Plan" means a "defined benefit plan" (as defined
in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA).

                     "Borrower" has the meaning set forth in the preamble to this Agreement.

                     "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                     "Borrowing Base" has the meaning set forth in
Section 2.1(a).

                     "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                     "Capital Expenditure Line" has the meaning set forth in
Section 2.3.

                     "Capital Expenditure Loan" has the meaning set forth in
Section 2.3.

                     "Cash Interest Expense" shall mean, for any fiscal period the sum of total cash interest expense (including that attributable to capital lease obligations) paid by Borrower for such period with respect to all outstanding Indebtedness of Borrower (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate protection agreements) to the extent such net costs are allocable to such period in accordance with GAAP.

                     "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 40% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors, if such "person" or "group" was not, on the Closing Date, a "beneficial owner", directly or indirectly, of more than 40% of the total voting power of all classes of stock of Borrower entitled to vote in the election of directors.

                     "Closing Date" means the date of the first to occur of the making of the initial Advance, the funding of the Term Loan, or the making of the initial Capital Expenditure Loan.

                     "Code" means the New York Uniform Commercial Code.

                     "Collateral" means each of the following:

                     (a)    the Accounts,

                     (b)    Borrower's Books,


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                     (c)    the Equipment,

                     (d)    the General Intangibles,

                     (e)    the Inventory,

                     (f)    the Negotiable Collateral,

                     (g)    the Investment Property and its components,

                     (h)    the Real Property Collateral,

                     (i) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

                     (j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                     "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

                     "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                     "Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Borrower that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                     "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all Obligations outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

                     "Consolidated Interest Expense" means for any period, the Cash Interest Expense (net of cash interest income) of Borrower during such period determined in accordance with GAAP consistently applied, and shall in any event include, without limitation, interest on capitalized lease obligations and shall exclude original issue discount amortization to the extent it is required to be included in accordance with GAAP.


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                     "Daily Balance" means the amount of an Obligation owed at
the end of a given day.

                     "deems itself insecure" means that the Person deems itself insecure in accordance with the provisions of Section 1208 of the Code.

                     "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                     "D&T" means Deloitte & Touche LLP.

                     "Designated Account" means account number 801201454 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) at Borrower's Designated Account Bank which has been designated, in writing and from time to time, by Borrower to Foothill.

                     "Designated Account Bank" means The Chase Manhattan Bank, whose office is located at 52 Broadway, New York, New York, and whose ABA number is 021000021, or such other financial institution (located within the United States) which has been designated, in writing and from time to time, by Borrower to Foothill.

                     "Dilution" means, in each case based upon the experience of the immediately prior three months, the result of dividing the Dollar amount of
(a) bad debt write-downs, discounts, advertising, returns, promotions, credits, or other dilution with respect to the Accounts, by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause (a).

                     "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce Foothill's advance rate against Eligible Accounts as set forth in Section 2.1(a) by one percentage point for each percentage point by which Dilution is in excess of 5.00%.

                     "Diners Club" means Diners Club International, Ltd., a Delaware corporation.

                     "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

                     "Dollars or $" means United States dollars.

                     "Early Termination Premium" has the meaning set forth in
Section 3.6.

                     "EBITDA" means, for any period, the net income (or net loss) of Borrower, for such period as determined in accordance with GAAP, (a) plus, to the extent reflected in the changes in the statement of net income for such period, the sum of, without duplication, the following for Borrower (i) interest expense, (ii) taxes actually paid, (iii) depreciation and amortization expense, (iv) extraordinary losses, and (v) Extraordinary IPO


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Related Expenses, and (b) minus, to the extent reflected in the changes in the statement of net income for such period, extraordinary gains of Borrower.

                     "Eligible Accounts" shall mean, collectively, Eligible Domestic Accounts and Eligible Foreign Accounts.

                     "Eligible Bill and Hold Inventory" means Inventory that has been purchased by Master Card under a Qualified Production Contract and the Account for which sale would satisfy all requirements for an Eligible Domestic Account hereunder, except that such Inventory may not have been deemed to be delivered to Master Card for all purposes and therefore clause (d) of the definition of Eligible Domestic Accounts is not satisfied.

                     "Eligible Domestic Accounts" means those Accounts created by Borrower in the ordinary course of business, that arise out of Borrower's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Domestic Accounts shall not include the following:

                     (a) Accounts that the Account Debtor has failed to pay within 90 days of invoice date or Accounts with selling terms of more than 45 days;

                     (b) Accounts owed by an Account Debtor where 50% or more of all Accounts owed by that Account Debtor are deemed ineligible under clause
(a) above;

                     (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of Borrower;

                     (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional; provided, however, that the foregoing exclusion of Accounts with respect to goods that are placed on "bill and hold" terms shall not apply if Borrower shall have delivered to Foothill with respect to such Accounts (x) a bill and hold letter from the subject Account Debtor in favor of, and in form and substance satisfactory to, Foothill or (y) such other evidence as Foothill shall require in its reasonable discretion regarding the delivery of the subject Inventory to such Account Debtor;

                     (e) Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

                     (f) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. Section 3727), or (ii) any State of the United


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States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

                     (g) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account;

                     (h) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 15% (or, (x) with respect to Master Card, 30% or (y) with respect to 3M Corporation, 20%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

                     (i) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                     (j) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                     (k) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale; provided, however, that the foregoing requirement of "shipping" shall be deemed to be satisfied if Borrower shall have delivered to Foothill with respect to such Accounts (x) a bill and hold letter from the subject Account Debtor in favor of and in form and substance satisfactory to, Foothill or (y) such other evidence as Foothill shall require in its discretion regarding the delivery of the subject Inventory to such Account Debtor;

                     (l) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement; provided, however, that the requirements of this clause (l) shall be effective on and after the date that is fifteen (15) days after the Closing Date; and

                     (m) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

                     "Eligible Foreign Accounts" means those Accounts that do not qualify as Eligible Domestic Accounts solely because the Account Debtor with respect to such Accounts (i) does not maintain its chief executive office in the United States or (ii) is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, province, municipality, or other political subdivision thereof, or of


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any department, agency, public corporation, or other instrumentality thereof, but either (a) such Accounts are supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly drawable by Foothill, or (b) such Accounts are covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill.

                     "Eligible Inventory" means Inventory consisting of finished goods held for sale in the ordinary course of Borrower's business and raw materials for such finished goods, that are located at or in-transit between Borrower's premises identified on Schedule E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

                     (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

                     (b) it is not either (x) located at one of the locations set forth on Schedule E-1 or (y) in transit between one of the locations set forth on Exhibit E-1;

                     (c) it is not located on property owned or leased by Borrower or in a contract warehouse, in each case, subject to a Collateral Access Agreement executed by the mortgagee, lessor, the warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

                     (d) it is not subject to a valid and perfected first priority security interest in favor of Foothill;

                     (e) it consists of goods returned or rejected by Borrower's customers or goods in transit;

                     (f) it is obsolete or slow moving, a restrictive or custom item, work-in-process, a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment;

                     (g)    it consists of finished goods Inventory and it is
(x) not subject to a Qualified Purchase Order; or (y) not produced under a Qualified Production Contract pursuant to the order of the customer thereunder; and

                     (h) it is subject to any license, agreement or other arrangement which could adversely affect the right or ability of Foothill to foreclose upon, sell and/or dispose of such Inventory, or which would be reasonably expected to have an adverse effect on the value of such Inventory as Collateral, unless Foothill shall have received such Collateral Access


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Agreements or other agreements with respect to such Inventory as Foothill shall require in its discretion.

                     "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any assets acquired by Borrower with the proceeds of a Capital Expenditure Loan, (b) any interest of Borrower in any of the foregoing, and (c) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                     "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                     "ERISA Affiliate" means (a) any corporation whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of
Section 302 of ERISA and Section 412 of the IRC, any party that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                     "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan , (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) which constitutes grounds under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

                     "Event of Default" has the meaning set forth in Section 8.

                     "Existing Lender" means The Chase Manhattan Bank and the other lenders under the Existing Loan Facility.

                     "Existing Loan Facility" means the loan facility relating to the Credit Agreement, dated as of July 20, 1998, among the Borrower, the guarantors named therein, the lenders named therein, Societe Generale, as documentation agent, and The Chase Manhattan


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Bank, as administrative and collateral agent, as amended and waived by a certain
Amendment and Waiver Agreement, dated as of July 20, 1999, among the parties.

                     "Extraordinary IPO Related Expenses" means all reasonable costs incurred by Borrower related to, without duplication: (i) the investigation commenced on January, 1999 conducted by the Borrower's Audit Committee, (ii) defense and settlement of the litigation set forth in paragraphs 1 and 2 on Schedule 5.10 hereto, (iii) the investigation of Borrower by the Securities and Exchange Commission and the United States Attorney for the Southern District of New York, and (iv) the Company's audit conducted in 1999 to the extent such costs exceed $200,000, in each case, regardless of whether such costs would be characterized under GAAP as extraordinary or non-recurring items;

                     "FEIN" means Federal Employer Identification Number.

                     "Foothill" has the meaning set forth in the preamble to this Agreement.

                     "Foothill Account" has the meaning set forth in
Section 2.6.

                     "Foothill Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Personal Property Collateral or Real Property Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or the Real Property Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.


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                     "General Intangibles" means all of Borrower's present and
future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, Negotiable Collateral and Investment Property.

                     "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                     "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                     "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person. The term "Indebtedness" shall exclude trade payables owed by Borrower and arising in Borrower's ordinary course of business.

                     "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                     "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                     "Interest Coverage Ratio" means for any period, the ratio of (a) EBITDA to (b) Consolidated Interest Expense.


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                     "Interest Margin" shall mean one and one-half percent
(1.50%) per annum; provided, however, that if Borrower shall have complied with each of (i) clause (w) of the definition of Statement/Systems Date by November 15, 1999; (ii) clause (x) of the definition of Statement/System Date by November 30, 1999 and (iii) clause (y) of the definition of Statement/System Date by November 15, 1999, each as determined in good faith by Foothill, the term "Interest Margin" shall mean one and one-quarter percent (1.25%) per annum. In the event that (a) the Borrower has met the conditions set forth in the foregoing clauses (i), (ii) and (iii) within the time periods set forth therein or (b) Borrower has delivered to Foothill on a timely basis an audited financial statement of the Borrower pursuant to Section 6.3(b) of this Agreement for the fiscal year ending December 31, 2000, then Borrower shall qualify for additional performance pricing ("Additional Performance Pricing") and effective with the date that either clause (a) or clause (b) above, as the case may be, is satisfied, Interest Margin shall be determined as follows:

        EBITDA for Twelve Month                         Interest Margin
        Period ending on Fiscal                         ---------------
        Quarter Immediately Preceding
        Date of Determination
        ---------------------

        less than $5,500,000                            1.25%(1) 1.50%(2)
        $5,500,000 to $7,000,000                                 1.00%
        $7,000,001 or greater                           0.50%

                     The foregoing calculation shall be determined by Foothill based upon the financial statements delivered by Borrower pursuant to Section
6.3 of this Agreement for the twelve months ending on the fiscal quarter immediately preceding the date of determination, with any change in Interest Margin being effective as of the date of receipt of the foregoing financial statements by Foothill. The financial statements delivered under Section 6.3(a) shall comply with the requirements of such Section 6.3(a) and shall be reviewed by D&T or other nationally recognized certified public accountants and the financial statements delivered under Section 6.3(b) shall comply with the requirements of such Section 6.3(b). In the event that any financial statements shall not be delivered on a timely basis as required under Section 6.3, then (subject to Section 2.5(b)),until such Section 6.3 is complied with, the Interest Margin shall be determined without giving effect to the foregoing Additional Performance Pricing.

                     "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                     "Inventory Reserves" means reserves (reasonably determined from time to time by Foothill) for (a) the estimated costs relating to unpaid freight charges, warehousing or

---------------------
(1) Applicable if clause (a) of the definition of "Interest Margin" has been satisfied.
(2) Applicable in the event that clause (a) of the definition of "Interest Margin" has not been satisfied, but clause (b) of the definition of "Interest Margin" has been satisfied.

storage charges, taxes, duties, and other similar unpaid costs, plus (b) the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower.

                     "Inventory Sublimit" shall mean $1,000,000; provided, however, that on and after the Statement/Systems Date, the term Inventory Sublimit shall mean $1,250,000.

                     "Investment Property" means "investment property" as that term is defined in Section 9-115 of the Code.

                     "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                     "IRS" means the Internal Revenue Service.

                     "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                     "Loan Account" has the meaning set forth in Section 2.9.

                     "Loan Documents" means this Agreement, the Disbursement Letter the Lockbox Agreements, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

                     "Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

                     "Lockbox Agreements" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

                     "Lockbox Banks" means The Chase Manhattan Bank, or such other banks as may be agreed to by Borrower and Foothill from time to time.

                     "Lockboxes" has the meaning set forth in Section 2.6.

                     "Master Card" means Master Card International Incorporated, a Delaware corporation.

                     "MC Contract" means the Qualified Production Contract referenced in clause (i) of the definition of Qualified Production Contract.

                     "Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

                     "Maximum Revolving Amount" means $10,000,000; provided, however, that on and after the Maximum Revolving Amount Increase Date, Maximum Revolving Amount shall mean up to $15,000,000.

                     "Maximum Revolving Amount Increase Date" shall mean the date on which Foothill shall agree in its sole discretion in writing (pursuant to Borrower's request) to increase the Maximum Revolving Amount to up to $15,000,000; provided, however, that without limiting Borrower's discretion as aforesaid, it is contemplated that such increase will be used by Borrower in connection with acquisitions proposed to be made by Borrower, that Foothill may insist upon evidence of compliance by the Borrower with this Agreement both before and after giving effect to such increase in Maximum Revolving Amount and related transactions and that Foothill may require the payment of certain fees in connection with such increase in Maximum Revolving Amount.

                     "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                     "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                     "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                     "Overadvance" has the meaning set forth in Section 2.4.

                     "Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

                     "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Foothill, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

                     "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                     "Permitted Liens" means (a) Liens held by Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.21 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that could not reasonably be expected to cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Foothill, (k) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower and (l) Liens in favor of the Existing Lender that will be released immediately upon funding of the initial Advances.

                     "Permitted Protest" means the right of Borrower to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), ERISA-related obligations or rental payments, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

                     "Permitted Subordinated Debt" means Indebtedness for borrowed money of the Borrower that is (x) unsecured and (y) pursuant to terms (including, without limitation, subordination terms) acceptable in all respects to Foothill in writing.

                     "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                     "Personal Property Collateral" means all Collateral other than the Real Property Collateral.

                     "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

                     "Qualified Production Contract" means, collectively, (x) the Production Agreement dated as of February 1, 1996 between Master Card and Borrower and (y) the Agreement dated January 1, 1997 between Diners Club and Borrower, each as amended, restated, modified and supplemented from time to time in accordance with Section 7.3 hereof.

                     "Qualified Purchase Order" means a written purchase order by an Account Debtor of Borrower evidencing such Account Debtor's obligation to pay the purchase price for finished goods Inventory. In no event shall a purchase order be a Qualified Purchase Order: unless it was issued in connection with a transaction in the ordinary course of Borrower's business;

(a) if the Account Debtor with respect to such purchase order is an employee, Affiliate, or agent of Borrower;

(b) if the purchase price under such purchase order is not payable in Dollars or the Account Debtor : (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof, or
                            (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(c) if the Account Debtor with respect to such purchase order is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of purchase orders with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. Section 3727), or (ii) any State of the United States (exclusive, however, of purchase orders issued by any State that does not have a statutory counterpart to the Assignment of Claims Act);

(d) if the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the purchase order;

(e) if the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(f) if Foothill, in its reasonable credit judgment, believes that the creditworthiness of the Account Debtor is unacceptable by reason of the Account Debtor's financial condition;

(g) if the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement; provided, however, that the requirements of this clause (g) shall be effective on and after the date that is fifteen (15) days after the Closing Date; and

(h) if the finished goods Inventory that is subject to the purchase order has not been produced in accordance with the requirements of the purchase order, or the purchase order is for any other reason not the enforceable and binding obligation of the Account Debtor issuing such purchase order.

                     "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

                     "Real Property Collateral" means the parcel or parcels of real property and the related improvements thereto identified on Schedule R-1, and any Real Property hereafter acquired by Borrower.

                     "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                     "Renewal Date" has the meaning set forth in Section 3.4.

                     "Reportable Event" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                     "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                     "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                     "Statement/Systems Date" shall mean the date that Foothill has (w) received audited financial statements (including, without limitation, balance sheet and income statement) of the Borrower for the fiscal years of the Borrower ended 1996, 1997 and 1998, each certified by Deloitte and Touche or other nationally recognized certified public accountants and not, in Foothill's reasonable judgment, varying substantially from the restated financial statements for the fiscal years 1996, 1997 and 1998 as delivered to Foothill on or before the Closing Date (other than certain additional Inventory writedowns that may be proposed by the Borrower and have been approved by D&T), (x) received financial statements (including, without limitation, balance sheet and income statement) of the Borrower for the fiscal quarters of the Borrower ended March 31, 1999 and June 30, 1999, each reviewed by Deloitte & Touche or other nationally recognized certified public accountants and not, in Foothill's reasonable judgment, varying substantially from the restated financial statements for the fiscal quarters ended March 31, 1999 and June 30, 1999 as delivered to Foothill on or before the Closing Date and (y) Foothill shall have determined, in its reasonable judgment, that Borrower has completed the upgrade of its inventory management system in accordance with the specifications set forth on Schedule 1.1-S hereto.

                     "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                     "Term Loan" has the meaning set forth in Section 2.2.

                     "3M Corporation" means Minnesota Mining and Manufacturing Company, a Delaware corporation.

                     "Undrawn Availability" shall mean the difference (if greater than zero) between (a) the lesser of (i) the Maximum Revolving Amount less the sum of (x) the outstanding principal balance of the Term Loan and (y) the outstanding principal balance of the Capital Expenditure Loans and (ii) the Borrowing Base, and (b) the sum of (x) the outstanding principal balance of the Advances, (y) all fees and expenses incurred or to be incurred by Borrower in connection with the transactions contemplated under this Agreement that are due as of the date of determination; and (z) all accounts payable of Borrower that are more than 60 days past due.

                     "Voidable Transfer" has the meaning set forth in Section 15.8.

                     "Year 2000 Problem" shall have the meaning set forth in
Section 5.15.

              1.2. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries (if any) on a consolidated basis unless the context clearly requires otherwise.

              1.3. CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

              1.4. CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

              1.5. SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

       2.     LOAN AND TERMS OF PAYMENT.

              2.1.   REVOLVING ADVANCES.

                     (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount less the sum of (x) the outstanding principal balance of the Term Loan and (y) the outstanding principal balance of the Capital Expenditure Loan, or (ii) the Borrowing Base, less the aggregate amount of the Inventory Reserves. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                            (x) the lesser of (i) the sum of (a) 85% of Eligible Domestic Accounts and (b) the lesser of (x) $750,000 and
              (y) 75% of Eligible Foreign Accounts, less, in each of the foregoing instances, the amount, if any, of the Dilution Reserve, and (ii) an amount equal to Borrower's Collections with respect to Accounts for the immediately preceding 60 day period, plus

                            (y)    the lowest of (i) the Inventory Sublimit,
              (ii) 55% of the value of Eligible Inventory and Eligible Bill and Hold Inventory, and (iii) 100% of the amount of credit availability created by clause (x) above, minus the Inventory Reserves, minus

                            (z) the aggregate amount of reserves, if any, established by Foothill under Section 2.1(b).


                     (b) Anything to the contrary in Section 2.1(a) or elsewhere in this Agreement notwithstanding, Foothill shall have the right to establish reserves against the Borrowing Base on account of, without duplication, (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets or leased real property, rents or other amounts payable under such leases) and has failed to pay under this Agreement or any other Loan Document, (ii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the reasonable determination of Foothill (from the perspective of an asset-based lender), would be likely to have a priority superior to the Liens of Foothill (such as landlord liens, ad valorem taxes, or sales taxes where given priority under applicable law) in and to such item of Collateral, (iii) events or amounts that may have a material adverse effect on the perfection, priority or enforceability of Foothill's Lien in the Collateral, (iv) any other events or amounts that may have a material adverse effect on the value of the Collateral to Foothill, (v) commission charges payable to Persons other than the Borrower in connection with Eligible Accounts; and (vi) for penalty charges payable to customers under Qualified Production Contracts.

                     (c) Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations (other than under the Term Loan or the Capital Expenditure Loans) to exceed the Maximum Revolving Amount.

                     (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

              2.2. TERM LOAN. Foothill has agreed to make a term loan (the "Term Loan") to Borrower in the original principal amount of $1,000,000. The Term Loan shall be repaid in 60 equal installments of principal in the amount of $16,666.67 each.

Each such installment shall be due and payable on the first day of each month commencing on the first day of the fourth month following the Closing Date and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of the Term Loan is paid in full. The outstanding principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The unpaid principal balance of the Term Loan may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 30 days prior written notice by Borrower to Foothill, all such prepaid amounts to be applied to the installments due on the Term Loan in the inverse order of their maturity. All amounts outstanding under the Term Loan shall constitute Obligations.

              2.3. CAPITAL EXPENDITURE LINE. Subject to the terms and conditions of this Agreement, Foothill may, in its sole discretion, make a series of term loans to Borrower (each, a "Capital Expenditure Loan") in an aggregate amount at any one time outstanding not to exceed $2,000,000 (the "Capital Expenditure Line"). Each Capital Expenditure Loan shall be repayable in 60 equal monthly installments of principal, such installments to be payable on the first day of each month commencing with the first day of the first month following the date on which the Capital Expenditure Loan is made and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of the Capital Expenditure Loan is paid in full. The outstanding principal balance and all accrued and unpaid interest under each Capital Expenditure Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise.

                            Each Capital Expenditure Loan shall be made by
Foothill at such times and in such amounts as Borrower may request in writing, shall be advanced directly to the applicable vendor or Borrower, as the case may be, and once borrowed may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 30 days prior written notice by Borrower to Foothill, all such prepaid amounts to be applied to the installments due on all of the Capital Expenditure Loans in the inverse order of their maturity. The foregoing to the contrary notwithstanding, (a) each requested Capital Expenditure Loan shall be in a principal amount of not less than (i) $200,000, or (ii) such lesser amount as is the then unfunded balance of the Capital Expenditure Line, (b) each Capital Expenditure Loan shall be in an amount, as determined by Foothill, not to exceed 80% of Borrower's invoice cost (net of shipping, freight, installation, and other so-called "soft costs") of
(i) new Equipment that is to be purchased by Borrower with the proceeds of such Capital Expenditure Loan, or (ii) new Equipment that has been purchased by Borrower within 30 days prior to the date of the making of such Capital Expenditure Loan, (c) the new Equipment that is to be acquired or that has been purchased by Borrower must be acceptable to Foothill in all respects, not be a fixture, and not be intended to be affixed to real property or to become installed in or affixed to other goods, (d)

Foothill shall in no event have any obligation to make any Capital Expenditure Loan hereunder to the extent that the making thereof would cause the then outstanding amount of Capital Expenditure Loans to exceed the Maximum Capital Expenditure Line as set forth in this Section 2.3 and (e) the aggregate amount of all Capital Expenditure Loans outstanding at any time (including giving effect to any requested Capital Expenditure Loan) shall not exceed the lesser of cost or fair market value, of all of the Equipment acquired or financed with the proceeds of such Capital Expenditure Loans. All amounts outstanding under the Capital Expenditure Loans shall constitute Obligations.

              2.4. OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1, and 2.3 is greater than either the Dollar or percentage limitations set forth in Sections 2.1, or 2.3 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under Section 2.1 and, thereafter, to be used by Foothill to repay Capital Expenditure Loans outstanding under Section 2.3.

              2.5.   INTEREST: RATES, PAYMENTS, AND CALCULATIONS.

                     (a) Interest Rate. All Obligations (including, without limitation, all Advances, Capital Expenditure Loans and the Term Loan) shall bear interest on the Daily Balance thereof at a per annum rate equal to the Reference Rate plus the applicable Interest Margin, each as in effect from time to time.

                     (b) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations (including, without limitation, all Advances, Capital Expenditure Loans and the Term Loan) shall bear interest at a per annum rate equal to three percentage points (3.00%) above the Reference Rate.

                     (c) Minimum Funding. In no event shall the rate of interest chargeable hereunder for any day be less than the amount of interest that would be charged on Obligations of $3,500,000 outstanding on such day. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum, the interest chargeable hereunder for such day automatically shall be deemed increased to the foregoing minimum. To the extent that interest accrued hereunder at the rate set forth herein would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                     (d) Payments. Interest payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), the fees and charges provided for in Section 2.10 (as and when accrued or incurred), and all installments or other payments due under the Term Loan, the Capital Expenditure Loans, or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                     (e) Computation. The Reference Rate as of the date of this Agreement is 8.25% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                     (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

              2.6. COLLECTION OF ACCOUNTS. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, Negotiable Collateral and Investment Property of Borrower to remit all Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.

              2.7. CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for two (2) Business Days of `clearance' or `float' at the rate set forth in Section 2.5(a) or Section 2.5(b), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations under

Section 2.1, or otherwise). This across-the-board two (2) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging two
(2) Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

              2.8. DESIGNATED ACCOUNT. Foothill is authorized to make the Advances, the Term Loan, and the Capital Expenditure Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.5(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and the Capital Expenditure Loans requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance and the Capital Expenditure Loans requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

              2.9. MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances, the Term Loan, and all Capital Expenditure Loans made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

              2.10.  FEES. Borrower shall pay to Foothill the following fees:

                     (a) Closing Fee. On the Closing Date, a closing fee of $100,000;

                     (b) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.50% per annum times the Average Unused Portion of the Maximum Revolving Amount payable in arrears.

                     (c) Annual Facility Fee. On each anniversary of the Closing Date, an annual facility fee in an amount equal to 0.25% of the Maximum Revolving Amount;

                     (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of $750 per day per examiner, plus Foothill's one-time electronic reporting set-up fee in the amount of $3,000 and Foothill's out-of-pocket expenses for such electronic reporting setup and each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and, on each anniversary of the Closing Date, Foothill's customary fee of $1,000 per year for its loan documentation review; provided, however, that unless a Default or an Event of Default shall have occurred and be in existence, Borrower shall be obligated to pay Foothill for not more than four (4) audits per calendar year and one (1) appraisal per calendar year; and

                     (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $2,000.

       3.     CONDITIONS; TERM OF AGREEMENT.

              3.1. CONDITIONS PRECEDENT TO THE INITIAL ADVANCE, THE TERM LOAN, AND THE INITIAL CAPITAL EXPENDITURE LOAN. The obligation of Foothill to make the initial Advance, to make the Term Loan, or to make the initial Capital Expenditure Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing
Date:

                     (a) the Closing Date shall occur on or before September 30, 1999;

                     (b) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

                     (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                            a.     the Lockbox Agreements;

                            b.     the Disbursement Letter;

                            c.     the Pay-Off Letter, together with UCC
                            termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower;

                            d. evidence acceptable to Foothill indicating that Undrawn Availability will be at least $500,000 after giving effect to the Term Loan, all Capital Expenditure Loans to be made on the Closing Date and all Advances to be made on the Closing Date;

                            e.     the agreements, instruments and other
                            documents referred to in Schedule 3.1 hereof;

                     (d) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                     (e) Foothill shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                     (f) Foothill shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                     (g) Foothill shall have received certificates of status with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                     (h) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                     (i) Foothill shall have received duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title;

                     (j) Foothill shall have received such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Foothill may require;

                     (k) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

                     (l) Foothill shall have received appraisals of the Equipment, satisfactory to Foothill;

                     (m) Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                     (n) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel; and

                     (o) Foothill shall have received satisfactory background checks with respect to the officers, employees and shareholders of Borrower issued by such organization or organizations as may be acceptable to Foothill.

              3.2. CONDITIONS PRECEDENT TO ALL ADVANCES, THE TERM LOAN, AND ALL CAPITAL EXPENDITURE LOANS. The following shall be conditions precedent to all Advances, the Term Loan, and all Capital Expenditure Loans hereunder:

                     (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                     (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

                     (c) no Material Adverse Change shall have occurred subsequent to August 31, 1999; and

                     (d) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

              3.3. CONDITION SUBSEQUENT As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                     (a) within 30 days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                     (b) by November 15, 1999, deliver to Foothill the financial statements of the Borrower with respect to fiscal years 1996, 1997 and 1998, audited by D&T and certified, without qualification, by such accountants to have been prepared in accordance with GAAP and otherwise complying with the requirements of Section 6.3(b) and not, in Foothill's reasonable judgment, varying substantially from the restated financial statements for the fiscal years 1996, 1997 and 1998 as delivered to Foothill on or before the Closing Date (other than certain additional Inventory writedowns that may be proposed by the Borrower and have been approved by D&T);

                     (c) (x) by December 15, 1999, deliver to Foothill the financial statements (including, without limitation, balance sheet and income statement) of the Borrower for the fiscal quarters of the Borrower ended March 31, 1999 and June 30, 1999, each reviewed by Deloitte & Touche or other nationally recognized certified public accountants and not, in Foothill's reasonable judgment, varying substantially from the restated financial statements for the fiscal quarters ended March 31, 1999 and June 30, 1999 as delivered to Foothill on or before the Closing Date, and (y) by December 31, 1999, deliver to Foothill the financial statements of the Borrower with respect to the fiscal quarter ended September, 1999, in each of the foregoing cases reviewed by D&T and prepared in accordance with GAAP and otherwise complying with the requirements of Section 6.3(a);

                     (d) Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be reasonably requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory and shall, by no later than November 15, 1999, upgrade its existing inventory reporting system pursuant to the specifications set forth on Schedule 1.1-S; and

                     (e) In the event that one or more Collateral Access Agreements from lessors of real property have not been received by Foothill as required under Section 3.1(k) on or before Closing Date, Foothill may, in its sole discretion (and without in any manner affecting any other rights it may have under this Agreement), institute a reserve against the Borrowing Base in an amount equal to up to one month's rent (and, on and after the date that is thirty (30) days after the Closing Date, up to three (3) month's rent) plus past due rent with respect to the subject leased real properties. The foregoing reserve would be released upon receipt by Foothill of Collateral Access Agreements satisfactory to Foothill with respect to such leased real properties.

              3.4. TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is five (5) years from the Closing Date and automatically shall be renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

              3.5. EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one (1) year.

              3.6.   EARLY TERMINATION BY BORROWER. The provisions of Section
3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, with a premium (the "Early Termination Premium") equal to one percent (1.00%) of the Maximum Revolving Amount if such termination occurs at any time other than on the Renewal Date or any one year anniversary of the Renewal Date. The Early Termination Premium shall be (x) waived in full in the event that the termination of this Agreement and the repayment in full in cash of all Obligations is funded through a refinancing provided by Wells Fargo Bank or any Subsidiary thereof and (y) reduced by fifty percent (50%) in the event that the termination of this Agreement and the repayment in full in cash of all Obligations is funded through the arm's length sale of the Borrower to a Person who is not an Affiliate of the Borrower.

              3.7. TERMINATION UPON EVENT OF DEFAULT . If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.

       4.     CREATION OF SECURITY INTEREST.

              4.1. GRANT OF SECURITY INTEREST Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Foothill or Borrower.

              4.2. NEGOTIABLE COLLATERAL; INVESTMENT PROPERTY. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral or Investment Property, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral or Investment Property, as the case may be, to Foothill.

              4.3. COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL AND INVESTMENT PROPERTY. At any time following and during the continuance of an Event of Default, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, Negotiable Collateral or Investment Property have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, Negotiable Collateral and Investment Property directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

              4.4. DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form reasonably satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.

              4.5. POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

              4.6. RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

       5.     REPRESENTATIONS AND WARRANTIES.

              In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance, Term Loan, or Capital Expenditure Loan made thereafter, as though made on and as of the date of such Advance, Term Loan, or Capital Expenditure Loan (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

              5.1. NO ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

              5.2. ELIGIBLE ACCOUNTS The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

              5.3.   ELIGIBLE INVENTORY [INTENTIONALLY OMITTED.]

              5.4. EQUIPMENT. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

              5.5. LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

              5.6. INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

              5.7. LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 13-3317668.

              5.8.   DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                     (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

                     (b) Set forth on Schedule 5.8, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                     (c) Except as set forth on Schedule 5.8, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

              5.9.   DUE AUTHORIZATION; NO CONFLICT.

                     (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                     (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

                     (c) Other than the filing of appropriate financing statements, fixture filings, filings with the U.S. Patent & Trademark Office, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                     (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                     (e) The Liens granted by Borrower to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

              5.10. LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on
Schedule 5.10; and (c) matters arising after the date hereof that would not reasonably be expected to cause a Material Adverse Change.

              5.11. NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

              5.12. SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

              5.13. EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any ERISA Affiliates maintain or contribute to any Plan, other than those listed on Schedule 5.13, that could reasonably be expected to result in a Material Adverse Change. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC. Borrower shall furnish Foothill with written notice within thirty days of the event of any increase in the benefits of any Benefit Plan or Multiemployer Plan that could reasonably be expected to result in a Material Adverse Change, or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan or Multiemployer Plan to which either Borrower or any of its Subsidiaries or an ERISA Affiliate was not previously contributing.

              5.14. ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials in violation of applicable law or regulation. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

              5.15. YEAR 2000. Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address fully on a timely basis (but in any event by no later than October 31, 1999), the risk that certain computer applications used by Borrower or its Subsidiaries (or any of their respective material suppliers, customers or vendors) may be unable to recognize and perform properly date sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in a Material Adverse Change. At the request of Foothill from time to time, the Borrower shall provide Foothill with interim status reports with respect to its response to the Year 2000 Problem, and such status reports shall be in form and substance satisfactory to Foothill.

       6.     AFFIRMATIVE COVENANTS.

              Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall do all of the following:

              6.1. AMENDMENTS TO QUALIFIED PRODUCTION CONTRACTS. Promptly provide Foothill with copies of all amendments, modifications or supplements to all Qualified Production Contracts.

              6.2. COLLATERAL REPORTING. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on each Business Day, a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base (with respect to Accounts) as of such date, (b) on a monthly basis and, in any event, by no later than the 15th day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base, and (ii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Foothill, (c) on a monthly basis and, in any event, by no later than the 15th day of each month during the term of this Agreement, a summary aging, by vendor, of Borrower's accounts payable and any book overdraft,
(d) with respect to the months of September and October on a monthly basis (with a roll-forward on a weekly basis), and thereafter, on a weekly basis, Inventory reports specifying Borrower's cost and the wholesale market value of its Inventory by category, with additional detail showing additions to and deletions from the Inventory, (e) on each Business Day, notice of all returns, disputes, or claims, (f) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Accounts and for Inventory and Equipment acquired by Borrower, purchase orders and invoices, (g) on a quarterly basis, a detailed list of Borrower's customers, (h) on a monthly basis, a calculation of the Dilution for the prior month; and (i) such other reports as to the Collateral or the financial condition of Borrower as Foothill may reasonably request from time to time. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor and, at Foothill's direction following and during the continuance of an Event of Default, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. At Foothill's request, Borrower shall grant Foothill full and unlimited access to all of Borrower's Books (including, without limitation, computer programs, desk or tape files, printouts, runs or other computer prepared information) relating to any of the foregoing.

              6.3.   FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to
Foothill: (a) as soon as available, but in any event within 45 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period (and during the period commencing on the start of the current fiscal year and ending with such period); and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                     Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

                     Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.20 is to be tested, a compliance certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenant(s) contained in Section 7.20, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses
(i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                     Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

              6.4. TAX RETURNS. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

              6.5. GUARANTOR REPORTS. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

              6.6. RETURNS. Cause returns and allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

              6.7. TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill as collateral security for the Obligations hereunder, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

              6.8. MAINTENANCE OF EQUIPMENT. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

              6.9. TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

              6.10.  INSURANCE

                     (a) At its expense, keep the Personal Property Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Personal Property Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                     (b) At its expense, obtain and maintain (i) insurance of the type necessary to insure the Personal Property Collateral, for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Foothill may require, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such policies,
(ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each business location of Borrower, in an amount of not less than the coverage set forth on Schedule 6.10(b); and (iii) insurance for such other risks as Foothill may reasonably require. Replacement costs, at Foothill's option, may be redetermined by an insurance appraiser, satisfactory to Foothill, not more frequently than once every 12 months at Borrower's cost.

                     (c) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of New York. All hazard insurance and such other insurance as Foothill shall specify, shall contain a mortgagee endorsement satisfactory to Foothill, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this
Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property Collateral for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by Foothill upon the happening of an Event of Default, or
(iii) any change in title or ownership of the Real Property. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

                     (d) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance and, after and during the continuation of a Default or an Event of Default, Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

                     (e) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill pursuant to an endorsement satisfactory to Foothill. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

              6.11. NO SETOFFS OR COUNTERCLAIMS. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

              6.12. LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

              6.13. COMPLIANCE WITH LAWS Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Change.

              6.14.  EMPLOYEE BENEFITS.

                     (a) Promptly, and in any event within 20 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Promptly, and in any event within 5 Business Days after the filing thereof with the IRS, a copy (or if a copy is not available to Borrower, then a description thereof), of which Borrower has or could reasonably be expected to have knowledge of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request. Promptly, and in any event within 5 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                     (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following to the extent available to Borrower: (i) a copy of each Plan (or, where any such Plan is not in writing, a summary description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries or an ERISA Affiliate thereof; (ii) the most recent determination letter issued by the IRS with respect to each Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan;
(v) a
listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries or an ERISA Affiliate thereof under any Retiree Health Plan.

              6.15. LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

              6.16. YEAR 2000. Borrower and its Subsidiaries will continue to review the areas within their business and operations which could be adversely affected by, and have developed or will develop a program to address fully on a timely basis (but in any event by no later than October 31, 1999), the Year 2000 Problem. At the request of Foothill from time to time (but no less than weekly), the Borrower shall provide Foothill with interim status reports with respect to its response to the Year 2000 Problem, and such status reports shall be in form and substance satisfactory to Foothill.

       7.     NEGATIVE COVENANTS.

              Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following:

              7.1. INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                     (a)    Indebtedness evidenced by this Agreement;

                     (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date (provided, however, that all Indebtedness under the Existing Loan Facility shall be paid in full in cash on the Closing Date);

                     (c)    Indebtedness secured by Permitted Liens;

                     (d)    Permitted Subordinated Debt; and

                     (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) through and including (d) of this
Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the

Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

              7.2. LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

              7.3. RESTRICTIONS ON FUNDAMENTAL CHANGES AND AMENDMENTS TO QUALIFIED PRODUCTION CONTRACTS. Enter into any (x) merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets; or (y) amendment or modification of any Qualified Production Contract that would have a material adverse effect on the perfection, priority or enforceability of Foothill's Lien on the Collateral or would have a material adverse effect on the value of the Collateral to Foothill.

              7.4. DISPOSAL OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted, other than (x) assets in a maximum aggregate amount of $25,000 per calendar year that are obsolete or no longer employed in the Borrower's business and (y) Equipment sold by Borrower for a cash amount in excess of 120% of the appraised orderly liquidation value of such Equipment (as determined by Foothill based upon the March 1999 appraisal by Daley-Hodkin Appraisal Corporation or another more recent appraisal acceptable to Foothill); provided, however, that the cash proceeds of the dispositions permitted under the foregoing clause (x) and/or clause (y) shall be applied by the Borrower as a prepayment on the Capital Expenditure Loans (if the subject Equipment was purchased with proceeds of a Capital Expenditure Loan) or as a prepayment on the Term Loan (if the subject Equipment or other asset was not purchased with proceeds of a Capital Expenditure Loan), in inverse order of maturity of principal installments; and provided, further, that all non-cash proceeds of the foregoing shall be pledged as Collateral to Foothill pursuant to arrangements satisfactory to Foothill

              7.5. CHANGE NAME. Change Borrower's name, FEIN, or add any new fictitious name, without thirty (30) days prior written notice to Foothill, or change Borrower's corporate structure (within the meaning of Section 9402(7) of the Code), or identity.

              7.6. GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

              7.7. NATURE OF BUSINESS. Make any change in the principal nature of Borrower's business.

              7.8.   PREPAYMENTS AND AMENDMENTS.

                     (a)    Except in connection with a refinancing permitted by
Section 7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                     (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d).

              7.9. CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

              7.10.  [INTENTIONALLY OMITTED.]

              7.11. DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock or rights to purchase capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

              7.12. ACCOUNTING METHODS. Except as provided on Schedule 7.12, modify or change its method of accounting (other than changes required under GAAP and concurred in by D&T or the Borrower's other nationally recognized independent public accountants) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

              7.13. INVESTMENTS. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, other than loans and/or advances in the ordinary course of business not exceeding an aggregate amount of $50,000 in any fiscal year of Borrower or (c) the acquisition of all or substantially all of the properties or assets of a Person.

              7.14. TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

              7.15. SUSPENSION. Suspend or go out of a substantial portion of its business.

              7.16. COMPENSATION. Increase the aggregate fees paid to directors during any year by more than 15% over the prior year.

              7.17. USE OF PROCEEDS. Use (a) the proceeds of the Advances and the Term Loan made hereunder for any purpose other than (i) on the Closing Date,
(y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (z) to pay transactional costs and expenses incurred in connection with this Agreement, and (ii) on the Closing Date and thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes, and (b) the proceeds of the Capital Expenditure Loans made hereunder for any purpose other than to finance new Equipment in accordance with Section 2.3.

              7.18. CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

              7.19. NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

                     (a) engage, or permit any Subsidiary or ERISA Affiliate of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been obtained from the Department of Labor;

                     (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived;

                     (c) fail, or permit any Subsidiary or ERISA Affiliate of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                     (d) terminate, or permit any Subsidiary or ERISA Affiliate of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                     (e) fail, or permit any Subsidiary or ERISA Affiliate of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                     (f) fail, or permit any Subsidiary or ERISA Affiliate of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                     (g) amend, or permit any Subsidiary or ERISA Affiliate of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                     (h) withdraw, or permit any Subsidiary or ERISA Affiliate of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $200,000.

              7.20.  FINANCIAL COVENANTS. Fail to maintain:

                     (a) Interest Coverage Ratio. An Interest Coverage Ratio of at least 1.75 to 1.00, measured on a fiscal quarter end basis for the fiscal quarter then ended.

              7.21. CAPITAL EXPENDITURES. Make capital expenditures in any fiscal year in excess of $2,500,000.

       8.     EVENTS OF DEFAULT.

              Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

              8.1. If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

              8.2. (a) If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement contained in Sections 6.4 (Tax Returns), 6.7 (Title to Equipment), 6.8 (Maintenance of Equipment), 6.13 (Compliance with Laws), 6.14 (Employee

Benefits) or 6.15 (Leases) of this Agreement and such failure continues for a period of 15 Business Days: (b) if Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement contained in
Section 6.1 (Amendments to Qualified Production Contracts), Section 6.2 (Collateral Reporting) or Section 6.3 (Financial Statements, Reports, Certificates) of this Agreement and such failure continues for a period of 5 Business Days; or (c) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this
Section 8 shall govern;

              8.3. If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

              8.4.   If an Insolvency Proceeding is commenced by Borrower;

              8.5. If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

              8.6. If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

              8.7. If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets (valued individually or in the aggregate at any time in excess of $200,000) by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets (valued individually or in the aggregate at any time in excess of $200,000) and the same is not paid on the payment date thereof;

              8.8. If a judgment or other claim becomes a Lien or encumbrance upon any of Borrower's properties or assets (valued individually or in the aggregate at any time in excess of $200,000);

              8.9. If there is a default in any agreement for Indebtedness for borrowed money to which Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or
(b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

              8.10. If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

              8.11. If any misstatement or misrepresentation in any material respect exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

              8.12. If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

       9.     FOOTHILL'S RIGHTS AND REMEDIES.

              9.1. RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                     (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                     (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                     (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Personal Property Collateral or the Real Property Collateral and without affecting the Obligations;

                     (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                     (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                     (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Foothill so requires, and to make the Personal Property Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                     (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                     (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

                     (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                     (j) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

                     (k) Foothill shall give notice of the disposition of the Personal Property Collateral as follows:

                            (1)    Foothill shall give Borrower and each holder
of a security interest in the Personal Property Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                            (2)    The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Foothill;

                            (3)    If the sale is to be a public sale, Foothill
also shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                     (l) Foothill may credit bid and purchase at any public sale; and

                     (m) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

              9.2. REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

       10.    TAXES AND EXPENSES.

              If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower would reasonably be expected to result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in
Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

       11.    WAIVERS; INDEMNIFICATION.

              11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

              11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

              11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

       12.    NOTICES.

              Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

              IF TO BORROWER:      AMERICAN BANK NOTE
                                   HOLOGRAPHICS, INC.
                                   399 Executive Boulevard,
                                   Elmsford, NY 10523
                                   Attn: Kenneth H. Traub
                                   Fax No. 914. 592. 4469

              WITH COPIES TO:      FULBRIGHT & JAWORSKI L.L.P.
                                   666 Fifth Avenue
                                   New York, New York 10103-3198
                                   Attn: Paul Jacobs, Esq.
                                   Fax No. 212. 752. 5958

              IF TO FOOTHILL:      FOOTHILL CAPITAL CORPORATION
                                   11111 Santa Monica Boulevard
                                   Suite 1500
                                   Los Angeles, California 90025-3333
                                   Attn:  Business Finance Division Manager
                                   Fax No. 310.478.9788

              WITH COPIES TO:      HAHN & HESSEN LLP
                                   350 Fifth Avenue
                                   New York, New York 10118
                                   Attn:  Leonard Lee Podair, Esq.
                                   Fax No. 212.594.7167

              The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

       13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

              THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT

ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

       14.    DESTRUCTION OF BORROWER'S DOCUMENTS.

              All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

       15.    GENERAL PROVISIONS.

              15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

              15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

              15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

              15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

              15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

              15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

              15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

              15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

              15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                                   AMERICAN BANK NOTE HOLOGRAPHICS, INC.,
                                   A DELAWARE CORPORATION



                                   By  /s/ KENNETH TRAUB
                                     -------------------------------------------

                                   Title:  Kenneth Traub, President
                                         ---------------------------------------


                                   FOOTHILL CAPITAL CORPORATION,
                                   A CALIFORNIA CORPORATION



                                   By  /s/ CHRISTOPHER MacDONALD
                                     -------------------------------------------

                                   Title:  Christopher MacDonald, Sr. V.P.
                                         ---------------------------------------

                          FOOTHILL CAPITAL CORPORATION
                    11111 Santa Monica Boulevard, Suite 1500
                      Los Angeles, California  90025-3333




                               December 31, 1999



American Bank Note Holographics, Inc.
399 Executive Boulevard
Elmsford, New York  10523

     Re:  Amendment No. 1 to Loan and Security Agreement

Gentlemen:

     Reference is hereby made to that certain Loan and Security Agreement dated as of September 29, 1999 (as amended, modified and supplemented, the "Loan Agreement") between AMERICAN BANK NOTE HOLOGRAPHICS, INC. ("Borrower") and FOOTHILL CAPITAL CORPORATION ("Lender"). Capitalized terms used herein, which are not defined, shall have the meanings given to them in the Loan Agreement.

     Subject to the terms and conditions hereof, this letter will confirm our agreement to amend the Loan Agreement as follows:

     1. Section 1.1 of the Loan Agreement is amended by deleting the definition of "Eligible Bill and Hold Inventory" in its entirety.

     2. The definition of "Borrowing Base" in Section 2.1(a) of the Loan Agreement is amended by deleting the words "and Eligible Bill and Hold Inventory," therefrom.

     3. Section 3.3(c)(y) of the Loan Agreement is amended by deleting the words "by December 31, 1999" and replacing them with the words "by January 31, 2000".

     4. All references to "Eligible Bill and Hold Inventory" in the Loan Agreement are hereby deleted.

     The amendments set forth herein shall be effective upon receipt by the Lender of four (4) counterparts of this letter duly executed by the Borrower.

     Except as expressly provided herein, all of the representations, warranties, terms, covenants and conditions of the Loan Agreement and the Loan Documents shall remain unamended and shall continue to be and shall remain, in full force and effect in accordance with their respective terms.

     The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed an amendment of, consent to or modification of any other term or provision of the Loan Agreement or any Loan Documents.


                                        Very truly yours

                                        FOOTHILL CAPITAL CORPORATION



                                        By: /s/ Paul G. Chao
                                            ------------------------
                                            Name:   Paul G. Chao
                                            Title:  AVP


CONSENTED AND AGREED TO:

AMERICAN BANK NOTE
HOLOGRAPHICS, INC.



By:  /s/ Alan Goldstein
     --------------------------
     Name:   Alan Goldstein
     Title:  VP and CFO

                                [ABNH LETTERHEAD]




January 4, 2000



Mr. Paul Chao
Assistant Vice President/
Assistant Account Executive
FOOTHILL CAPITAL CORP.
60 State Street - Suite 1150
Boston, MA  02109

                         RE: MASTERCARD

Dear Paul:

In regard to the Loan and Security Agreement dated September 29, 1999 (the "Loan Agreement"), between American Bank Note Holographics, Inc. and Foothill Capital Corporation, please note the following in regard to MasterCard accounts receivables:

- We are not currently borrowing against MasterCard receivables at the present time.

- We will not seek to borrow against the MasterCard receivables until such time that all terms and conditions regarding the MasterCard receivables are reasonably satisfactory to Foothill.

Nothing in this letter is intended to limit any other provision of the Loan Agreement.


Sincerely,


/s/ Alan Goldstein


Alan Goldstein
Vice President
Chief Financial Officer

AG/rl